As filed with the Securities and Exchange Commission on October 2, 2003

                              Registration No. 333-
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               AXEDA SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

                        Delaware                                23-2763854
             (State of other jurisdiction of                 (I.R.S. Employer
             incorporation or organization)                 Identification No.)

                                 21 Oxford Road
                               Mansfield, MA 02048
                                 (508) 337-9200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              John C. Roberts, Esq.
                                 General Counsel
                               Axeda Systems Inc.
                                 21 Oxford Road
                               Mansfield, MA 02048
                                 (508) 337-9200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                           David A. Makarechian, Esq.
                              O'Melveny & Myers LLP
                               2765 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 473-2600


      Approximate date of commencement of proposed sale to the public:
      From time to time after the effective date of this registration statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of Shares    Amount To Be  Proposed Maximum  Proposed Maximum   Amount of
To Be Registered   Registered    Aggregate Price      Aggregate     Registration
                                    Per Unit (1)   Offering Price(1)    Fee
------------------------------------------------------------------------------
Common Stock,       7,438,743        $ 1.49        $ 11,046,533       $ 894
$0.001 par value     shares (2)
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended, and based upon the average of the high and low prices of the registrant's common stock as reported on the NASDAQ National Market on October 1, 2003.

(2) Includes 2,459,050 shares of stock that may be acquired by selling shareholders upon exercise of warrants. In addition to the shares set forth in the table, the amount to be registered includes an unidentified number of shares that may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416(a) under the Securities Act of 1933.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

     The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, dated October 2, 2003

                                7,438,743 Shares

                               Axeda Systems Inc.

                                  Common Stock

     This prospectus relates solely to the resale of (i) up to an aggregate of 4,918,100 shares of Axeda Systems Inc. common stock or interests therein that we sold to certain of the selling stockholders listed on page 13 of this prospectus in a private placement that closed on September 23, 2003, (ii) up to an aggregate of 2,459,050 shares of Axeda Systems Inc. common stock or interests therein issuable upon exercise of warrants that we issued to certain of the selling stockholders listed on page 13 of this prospectus in the September 23, 2003 private placement and (iii) up to 61,593 shares of Axeda Systems Inc. common stock that we sold to Bank Leumi Le-Israel B.M. on September 25, 2003 pursuant to the exercise of a warrant to purchase common stock we issued to Bank Leumi on February 6, 2003.

     The selling stockholders identified in this prospectus (which term as used herein includes their pledges, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

     We will not receive any of the proceeds from the sale of the shares of our common stock or interests therein by the selling stockholders. Upon the exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is initially $1.71 per share. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred in connection with the sale of these shares of our common stock or interests therein.

     Our common stock is quoted on the NASDAQ National Market under the symbol "XEDA." On October 1, 2003, the closing price of our common stock as reported by NASDAQ was $1.47 per share.

     Investing in shares of our common stock involves risks. See "Risk Factors" beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         October 2, 2003

     You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "Axeda," "we", "us" or "our" refer to Axeda Systems Inc.

                                TABLE OF CONTENTS


                                                         Page
Special Note Regarding Forward-Looking Statements .......  1
Prospectus Summary ......................................  2
Risk Factors ............................................  4
Use of Proceeds ......................................... 12
Selling Stockholders ....................................12-13
Plan of Distribution .................................... 14
Legal Matters ........................................... 15
Experts ................................................. 15
Where You Can Find More Information .....................15-16

     The name "Axeda" is a registered trademark of Axeda Systems Inc. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This registration statement contains certain "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and variations of such words and other similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors described more fully (i) under the heading "Risk Factors" on page 4 of this registration statement and (ii) elsewhere in this registration statement. Such forward-looking statements include, but are not limited to: our ability to become profitable; uncertainties in the market for DRM solutions and the potential for growth in the DRM market; our ability to raise capital; the potential for NASDAQ delisting; declining sales of our legacy products; our dependence on the cyclical software industry; present and future competition; our ability to manage technological change and respond to evolving industry standards; the long sales cycle for DRM solutions; our customers' ability to integrate our DRM solutions into their products successfully and in a timely fashion; limited distribution channels; dependence on strategic partners; the difficulty of protecting proprietary rights; the potential for defects in products; claims for damages asserted against us; and risks from international operations.

     All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements set forth above. Investors are cautioned not to place undue reliance on forward-looking statements contained herein, which relate only to events as of the date on which the statements are made. Except for filings which are made prior to the termination of this offering and are incorporated by reference, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section as well as the information incorporated by reference into this prospectus under "Where You Can Find More Information."

                               Axeda Systems Inc.

     Axeda is an enterprise software and services company providing an emerging category of enterprise business software known as Device Relationship Management, or DRM. Our flagship product, the Axeda DRM System, is a distributed software solution designed to enable businesses to remotely monitor, manage and service intelligent devices. The Axeda DRM System enables manufacturers and service providers to use the Internet to establish and manage continuous connections with devices deployed at their customers' facilities, allowing them to stay in touch with their products throughout their lifecycle, tapping the value of remote device information with new, automated e-service, operations monitoring and e-commerce offerings. Our customers include Global 2000 original equipment manufacturers, or OEMs, in the Medical Instrument, Enterprise Technology, Printer and Copier, Industrial Machines and Building Automation industries. Our principal executive offices are located at 21 Oxford Road, Mansfield, MA 02048. Our telephone number is (508) 337-9200. Our website is www.axeda.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.


                                  The Offering

Common stock offered   7,438,743 shares
by selling
stockholders (1)

Common stock to be     34,766,321 shares
outstanding after the
offering (2)

Use of proceeds        We will not receive any of the proceeds from the sale of
                       the shares of our common stock by the selling stockholders. Upon the exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is initially $1.71 per share. See "Use of Proceeds" on page 12.

NASDAQ National Market XEDA
Symbol

(1) Consists of 4,979,693 shares of common stock and 2,459,050 shares of common stock issuable upon the exercise of warrants with an initial exercise price of $1.71 per share.

(2) Based on the number of shares actually outstanding on September 25, 2003. Includes all the shares being offered pursuant to this prospectus, including the 2,459,050 shares of common stock issuable upon the exercise of warrants, and excludes, as of September 25, 2003, (A) 5,779,486 shares of common stock issuable on the exercise of outstanding options at a weighted average exercise price of $1.77 per share, (B) 271,297 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this prospectus, at a weighted average exercise price of $4.98 per share, (C) 499,741 shares of common stock available for future issuance under our 1999 Stock Incentive Plan, and (D) 193,506 shares of common stock available for future issuance under our 1999 Employee Stock Purchase Plan.

                           Certain Recent Developments

         Financing Subsequent to our Quarter Ended June 30, 2003

     On September 23, 2003, we issued 4,918,100 shares of our common stock to certain accredited investors in a private investment in public equity, or PIPE, financing. The shares were sold at a price of $1.22 per share with gross proceeds of approximately $6 million. The gross proceeds from the financing will be reduced by placement fees and legal and accounting fees of approximately $400,000.

     In connection with the PIPE financing, we also issued to the investors warrants exercisable for the purchase of up to an aggregate of 2,459,050 shares of our common stock at an initial exercise price of $1.71 per share. The number of shares issuable upon exercise of the warrants and the exercise price thereof are subject to adjustment for stock splits and similar transactions. In addition, the number of shares issuable upon exercise of the warrants and the exercise price are subject to adjustment on a weighted average basis in the event of certain dilutive financings, subject to customary exceptions. The warrants are exercisable any time beginning March 23, 2004 through September 23, 2008, provided that, subject to certain limitations, any unexercised warrants will expire upon 30 days notice if the closing bid price of a share of common stock on NASDAQ equals or exceeds $3.42 (appropriately adjusted for any stock split, recapitalization or similar event) for twenty consecutive trading days after September 23, 2005. The number of shares of common stock that may be acquired upon any exercise of any of the warrants is limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such exercising holder and its affiliates does not exceed 19.999% of the total number of issued and outstanding shares of common stock.

     We also entered into a registration rights agreement with the investors in the PIPE financing pursuant to which we are obligated to file a registration statement on Form S-3 for the resale of the shares sold in the transaction and the shares issuable upon exercise of the warrants. These shares are included in the registration statement on Form S-3 to which this prospectus relates. See "Selling Stockholders" on page 12.

         Warrant Exercise Subsequent to our Quarter Ended June 30, 2003

     We acquired eMation, Ltd., or eMation, a private Israeli company, on December 7, 2001. eMation received a letter from Bank Leumi Le-Israel B.M., or Bank Leumi, on December 5, 2001 requesting the exercise of an outstanding warrant to purchase shares of eMation, by way of a cashless exercise. According to eMation's interpretation of the warrant, Bank Leumi was not entitled to receive shares upon such cashless exercise. Bank Leumi contested eMation's interpretation of the Warrant. We entered into a settlement agreement with Bank Leumi in February 2003 to settle all claims between the parties, whereby we issued a warrant to Bank Leumi to purchase 100,000 shares of our common stock with an exercise price of $0.58533 and a one year exercise period. Bank Leumi exercised the entire warrant by way of a cashless exercise on September 25, 2003 and received 61,593 shares of common stock. We received no proceeds on the exercise of the warrant. We also granted Bank Leumi "piggyback" registration rights in the warrant, obligating us to include such shares in a registration statement filed in certain events where we register any securities purchasable upon exercise of the warrant. These 61,593 shares are included in the registration statement on Form S-3 to which this prospectus relates. See "Selling Stockholders" on page 12.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

                      Risk Factors Specific to Our Business

We have never been profitable and may never achieve profitability in the future.

     We had a loss before income taxes of approximately $9.6 million for the six months ended June 30, 2003. To date, we have not achieved operating profitability on an annual basis. We have invested and continue to invest significant resources in product development, selling and marketing, services and support and administrative expenses. To achieve profitability, we will need to increase revenues and/or reduce expenses significantly. We cannot assure you that our revenues will grow or that we will achieve or maintain profitability in the future.

Our future success depends upon the acceptance of our DRM solutions.

     Our future growth will be driven by sales of Axeda DRM Systems and related services. We have limited experience in this market. We acquired eMation, Ltd., or eMation, a private Israeli company, in December 2001. eMation was founded in 1988 and historically derived its main source of revenues from its industrial automation products. We offer the Axeda DRM System and also continue to separately sell the Axeda Supervisor, Axeda @aGlance/IT, Axeda Web @aGlance and Axeda FactorySoft OPC to support our traditional industrial automation business.

Revenues from our legacy products, which include Axeda Supervisor, Axeda @aGlance/IT, Axeda Web@aGlance and Axeda FactorySoft OPC, have decreased and we expect that revenues from these products will continue to decline in the future as we focus our efforts on the development of the Axeda DRM System.

     Revenues from eMation's legacy products, which include Axeda Supervisor, Axeda @aGlance/IT, Axeda Web@aGlance and Axeda FactorySoft OPC, accounted for a significant portion of its historical revenues but have declined recently. We anticipate that revenues from our legacy products will continue to decline in the future as we plan to continue to focus on the Axeda DRM System.

It may be difficult to raise needed capital in the future, which could significantly harm our business.

     We may require additional capital to finance our future growth and fund our ongoing research and development activities. Our capital requirements will depend on many factors, including but not limited to the following:

o       acceptance of and demand for our DRM products;
o       our ability to continue year over year growth in DRM Systems revenues;
o       the costs of developing new products;
o the extent to which we invest in new technology and research and development projects;
o       competing technological and market developments; and
o the expansion of strategic alliances for the sales, marketing, manufacturing and distribution of our products.

     To the extent that the currently available funds and revenues are insufficient to meet current or planned operating requirements, we will be required to seek additional funds through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. There can be no assurance that the financial sources described above will be available when needed or on terms commercially acceptable to us. If adequate funds are not available, we may be required to delay, further scale back or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, products or potential markets. If adequate funds are not available, our business, financial condition and results of operations will be materially and adversely affected. If we issue additional stock to raise capital, your percentage ownership in Axeda would be reduced.

Failure to comply with NASDAQ's listing standards could result in our delisting by NASDAQ from the NASDAQ National Market and severely limit the ability to sell any of our common stock.

     Our common stock is currently traded on the NASDAQ National Market. There can be no assurance that our common stock will remain eligible for trading on the NASDAQ National Market. If our common stock is delisted from the NASDAQ National Market, sales of our common stock would likely be conducted on the SmallCap Market or in the over-the-counter market. This may have a negative impact on the liquidity and price of our common stock.

Economic and political conditions could adversely affect our revenue growth and ability to forecast revenue.

     The revenue growth of our business depends on the overall demand for DRM software and services. Because our sales targets are primarily major corporate customers in the medical instruments, enterprise technology, industrial and building automation equipment, office equipment and print production industries, our business depends on the overall economic conditions and the economic and business conditions within these industries. Predictions regarding economic conditions have a low degree of certainty, and further predicting the effects of the changing economy is even more difficult. Customers may defer or reconsider purchasing products if they continue to experience a lack of growth in their business or if the general economy fails to significantly improve. The September 11, 2001 terrorist attacks, consequences of the war in Iraq, and the possibility of war or hostilities relating to other countries, and changes in international political conditions as a result of these events, may continue to affect the United States and the global economy, and could materially and adversely affect the growth rate of our software license and services revenues and have a material adverse effect on our business, financial condition or results of operations.

Our historical financial information is of limited value in projecting our future operating results or evaluating our operating history.

     We believe that you should not rely on the results for any period prior to the eMation acquisition as an indication of our future performance because our business model has changed significantly since the sales of the assets of our consumer electronics, or CE, and Internet appliance, or IA, businesses in the first quarter of 2001, the license of our personal computer, or PC, technology to Sonic in May 2002 and the acquisition of eMation in December 2001.

We may not be able to compete effectively.

     Competition in the market for DRM solutions is emerging and expected to grow stronger. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Our future competitors may have significantly more personnel or greater financial, technical, marketing and other resources than either our current competitors or we do. Furthermore, our future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, future competitors may have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could have a material adverse effect on our business.

We may not be able to keep pace with technological advances.

     The process of remotely extracting and managing information from intelligent devices will likely be characterized by rapid technological change, frequent new product introductions and emerging industry standards. We also expect that the rapid evolution of Internet-based applications and standards, as well as general technology trends such as changes in or introductions of operating systems, will require us to adapt our products to remain competitive. Our products could become obsolete and unmarketable if we are unable to quickly adapt to new technologies or standards. To be successful, we will need to develop and introduce new products and product enhancements that respond to technological changes, evolving industry standards and other market changes and developments in a timely manner and on a cost-effective basis. Although we plan to continue to spend substantial amounts on research and development in the future, we cannot assure you that we will develop new products and product enhancements successfully or that our products will achieve broad market acceptance. Our failure to respond in a timely and cost-effective manner to new and evolving technologies and other market changes and developments could have a material adverse effect on our business.

Our sales cycle for DRM Systems is long and may be seasonal, and we may rely on large contracts from relatively few DRM customers, which may cause our operating results to fluctuate.

     Our sales cycle is lengthy and may be subject to seasonality. Our sales typically involve significant capital investment decisions by prospective customers, as well as a significant amount of time to educate them as to the benefits of our products. As a result, before purchasing our products, companies spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals. It may take up to nine to twelve months or more from the time we first contact a prospective customer before receiving an initial order. The length of our sales cycle may also depend on a number of additional factors, including but not limited to the following:

o        the complexities of the problems our solutions address;
o the breadth of the solution required by the customer, including the technical, organizational and geographic scope of the license;
o        the sales channel through which the solution is sold;
o        the economic conditions in the United States and abroad;
o increased economic uncertainty and political instability world-wide following the September 11, 2001 terrorist attacks, the war in Iraq and the threat of future outbreak or continued escalation of hostilities involving the United States or other countries; and
o        any other delays arising from factors beyond our control.

   Furthermore, our software license revenues may result from a relatively small number of sales, some of which may generate disproportionately large revenues.

Variations in the length of our sales cycles could cause our revenue to fluctuate widely from period to period.

     Because we have typically recognized a substantial portion of our software revenue in the last month of a quarter, any delay in the license of our products could cause significant variations in our revenue from quarter to quarter. These fluctuations could cause our operating results to suffer in some future periods because our operating expenses are relatively fixed over the short term and we devote significant time and resources to prospective clients.

A variation in the conversion of our revenue pipeline to contracts could adversely affect our revenues and ability to forecast operations.

     Our revenue pipeline estimates may not consistently correlate to actual revenues in a particular quarter or over a longer period of time. A slowdown in domestic and international economies has caused, and may continue to cause, customer purchasing decisions to be delayed, reduced in amount or canceled, all of which have reduced and could continue to reduce the rate of conversion of the revenue pipeline into contracts. There has also been a shift in industry-wide buying patterns for enterprise software, from large up-front purchases to smaller, more frequent purchases over time. A variation in the revenue pipeline or in the conversion of the revenue pipeline into contracts could cause us to plan or budget inaccurately and thereby could adversely affect our business, financial condition or results of operations.

Our customers' ability to integrate our DRM solutions with their products can be difficult, time-consuming and expensive and they may be unable to deploy their products successfully or otherwise achieve the benefits attributable to our DRM solutions.

     Our customers often desire to integrate our DRM solutions with their existing products, computer systems and software programs. This can be complex, time-consuming and expensive, and may cause delays in the deployment of our customers' products. As a result, some customers may have difficulty or be unable to integrate our products successfully or otherwise achieve the benefits attributable to our products. Delayed or ineffective integration of our DRM solutions may limit our ability to expand our revenues, and may result in customer dissatisfaction, causing harm to our reputation.

We are dependent upon our key management for our future success, and few of our key personnel are obligated to stay with us.

     Our success depends on the efforts and abilities of our senior management and certain other key personnel. Many of our key employees are employed at will. Our business could be harmed if any of these or other key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement.

Our future growth will be limited if we are unable to expand our indirect distribution sales channels.

     We currently have relationships with only a limited number of indirect distribution channels, consisting of relationships with independent software vendors, software distributors and system integrators. Nevertheless, we have derived, and we anticipate that we will continue to derive, a significant portion of our revenues from these relationships.

         Our future growth will be limited if:
o  we fail to work effectively with indirect distribution channels;
o we fail to increase the number of indirect distribution channels with which we have relationships;
o  the business of one or more of our indirect distribution channels fails; or
o there is a decrease in the willingness and ability of our indirect distribution channels to devote sufficient resources and efforts to marketing and supporting our products.

     If any of these circumstances occurs, we will have to devote substantially more resources to the sales, marketing, distribution, implementation and support of our products than we otherwise would, and our own efforts may not be as effective as those of our indirect distribution channels.

Increased sales through indirect channels may adversely affect our operating performance.

         Even if our marketing efforts through indirect channels are successful and result in increased sales, our average selling prices and operating margins could be adversely affected because of the lower unit prices that we receive when selling through indirect channels.

We may depend on our strategic partners and other third parties for sales and implementation of our products. If we fail to derive benefits from our existing and future strategic relationships, our business will suffer.

     From time to time, we have collaborated with other companies in areas such as marketing, distribution or implementation. Maintaining these and other relationships is a meaningful part of our business strategy. However, some of our current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. In addition, some of our relationships have failed to meet expectations and may fail to meet expectations in the future. A failure by us to maintain existing strategic relationships or enter into successful new strategic relationships in the future could seriously harm our business, operating results and financial condition.

Our business model depends upon licensing our intellectual property, and if we fail to protect our proprietary rights, our business could be harmed.

     Our ability to compete depends substantially upon our internally developed technology. We have a program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. However, there can be no assurance that we have taken or will take all necessary steps to protect our intellectual property rights. If we are not successful in protecting our intellectual property, our business could be substantially harmed. We regard the protection of patentable inventions as important to our business. We currently have eleven United States patent applications pending relating to our DRM business and thirteen patent applications pending internationally. It is possible that our pending patent applications may not result in the issuance of patents or that our patents may not be broad enough to protect our proprietary rights.

     We rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Despite any precautions which we have taken:


o laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;
o other companies may claim common law or other trademark rights based upon state or foreign law which precede our registration or use of such marks;
o current federal laws that prohibit software copying provide only limited protection from software pirates, and effective trademark, copyright and trade secret protection may be unavailable or limited in certain foreign countries;
o policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming and we are unable to determine the extent to which piracy of our products and trademarks may occur, particularly overseas;
o certain of our products are licensed under shrink-wrap license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions; and
o tamper-resistant copy protection codes and security buttons may not be successful in preventing unauthorized use of our software.

     The laws of other countries in which we market our products might offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which could significantly harm our business.

     Any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenues. Infringement claims and lawsuits would likely be expensive to resolve and would require management's time and resources and, therefore, could harm our business.

We may be subject to product liability claims and reduced sales because of defects in our products.

     Our products are very complex and may contain undetected errors that could harm our reputation, result in product liability or decrease market acceptance of our products. The likelihood of errors is higher when a new product is introduced or when new versions or enhancements are released. Our products are integrated with our customers' networks and software applications. Errors may also arise as a result of defects in the products and systems into which our products are incorporated. We are unable to test our products in each of the applications in which they are designed to work. It is possible that defects could cause our customers to experience device or application failures. We have an extensive quality assurance process in place and procedures to handle customer complaints and deliver bug fixes. Despite our quality assurance process and that of our customers, defects and errors may be found in new products or in new versions or enhancements of existing products after commercial shipment has begun. We may be required to devote significant financial resources and personnel to correct any defects. Known or unknown errors or defects that affect the operation of our products could result in the following, any of which could harm our business:

o     delay or loss of revenues;
o     it is foreseeable that a customer could cancel a contract due to defects;
o     diversion of development resources;
o     increased product development costs;
o     damage to our reputation;
o     delay or diminish market acceptance of our products;
o     increased service and warranty costs; and
o     litigation costs.

     Although some of our licenses with customers contain provisions designed to limit our exposure to potential product liability claims, these contractual limitations on liability may not be enforceable. In addition, our product liability insurance may not be adequate to cover our losses in the event of a product liability claim resulting from defects in our products and may not be available to us in the future.

Substantial litigation regarding intellectual property rights exists in our industry.

     There is a risk that third-parties, including current and potential competitors and current developers of our intellectual property, will claim that our products, or our customers' products, infringe on their intellectual property rights or that we have misappropriated their intellectual property. Software, business processes and other property rights in our industry might be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Other parties might currently have, or might eventually be issued, patents that infringe on the proprietary rights we use. Any of these third parties might make a claim of infringement against us.

     We may be required to pay substantial damages and may be restricted or prohibited from selling our products if it is proven that we violate the intellectual property rights of others. The defense of infringement claims and lawsuits, regardless of their outcome, would likely be expensive to resolve and could require a significant portion of management's time. We cannot assume that we will prevail in intellectual property disputes regarding infringement, misappropriation or other disputes. Litigation in which we are accused of infringement or misappropriation might cause a delay in the introduction of new products, require us to develop non-infringing technology, require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all, or require us to pay substantial damages, including triple damages if we are held to have willfully infringed a third party's intellectual property. If a successful claim of infringement was made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

     In addition, rather than litigating an infringement matter, we may determine that it is in our best interests to settle the matter. The terms of a settlement may include the payment of damages and our agreement to license technology in exchange for a license fee and ongoing royalties. These fees may be substantial. If we are forced to take any of the actions described above, defend against any claims from third parties or pay any license fees or damages, our business could be harmed.

We have received notices of claims related to our former PC products (or digital media products) regarding the alleged infringement of third parties' intellectual property rights that may cause us to pay damages.

     Some third parties claim to hold patents covering various aspects of digital television, or DTV, high-definition television, or HDTV, and digital versatile disk, or DVD technology incorporated into our former and our former PC customers' digital media products, and have claimed that various aspects of DTV, HDTV and DVD technology incorporated into our and our former customers' digital media products infringe upon patents held by them, including the following:

     A group of companies formed a consortium known as MPEG-LA to enforce the proprietary rights of other holders of patents covering essential aspects of MPEG-2 technology that were incorporated into our former PC products.

     Another group of companies formed a consortium known as DVD6C (formerly DVD Patent License Program) to enforce the proprietary rights of other holders of patents covering essential aspects of DVD technology that were incorporated into our former PC products.

     Another consortium of companies, commonly known as 3C, notified a number of DVD product manufacturers that the members of the consortium hold patents that are essential to DVD technology, and have requested that such companies pay license royalties for the use of the technology covered by the 3C patents.

     If MPEG LA, DVD6C, 3C, or any other third party proves that our former digital media products infringe their proprietary rights, we may be required to pay substantial damages for such past infringement.

     We may also be liable to some of our former customers for damages that they incur in connection with intellectual property claims. Some of our license agreements with former customers contain warranties of non-infringement and/or commitments to indemnify our former customers against liability arising from infringement of third-party intellectual property, which may include third-party intellectual property such as the patents held by members of MPEG LA, DVD6C, 3C and others. These commitments may require us to indemnify or pay damages to our former customers for all or a portion of any license fees or other damages, including attorneys' fees, they are required to pay or agree to pay these or other third parties. We have received notices of up to an aggregate of $6.5 million asserting rights under the indemnification provisions and warranty provisions of our license agreements from several of our former digital media products customers. We may be required to pay substantial damages with respect to such indemnification assertions, which could have a material adverse effect on our business, financial condition or results of operations.

Stock-based compensation will negatively affect our operating results.

     We have recorded deferred compensation in connection with the grant of stock options to employees where the option exercise price is less than the estimated fair value of the underlying shares of common stock as determined for financial reporting purposes. We had a balance of $0.3 million of unamortized deferred stock compensation as at June 30, 2003 that will be amortized as follows: $0.2 million in 2003; and $0.1 million in 2004.

     The amount of stock-based compensation in future periods will increase if we grant stock options where the exercise price is less than the quoted market price of the underlying shares or if we modify the terms of existing stock options. The amount of stock-based compensation amortization in future periods could decrease if options for which accrued, but unvested deferred compensation has been recorded, are forfeited.

Our business is subject to risks from international operations such as legal uncertainty, tariffs and trade barriers and political and economic instability.

     We conduct business in a number of different countries. We sell products in several countries outside the United States, including France, Germany, the Netherlands, Japan, the United Kingdom, Israel and other countries in Asia and Latin America. Our operations outside the United States include facilities located in France and Japan. For the six months ended June 30, 2003, we derived approximately 65% of our revenues from sales to foreign companies. We anticipate that revenues from international operations will continue to represent a significant portion of our revenues. As a result, we are subject to risks associated with selling and operating in foreign countries. For example, some of our contracts with foreign customers are denominated in foreign currencies. We do not currently hedge against the risk of such transactions and as a result, we face a risk of loss related to possible fluctuations in currency exchange rates.

     Our geographic diversity requires significant management attention and financial resources. Significant management attention and financial resources are needed to develop our international sales, support and distribution channels. We may not be able to maintain international market demand for our products. Our business could be adversely impacted if we are unable to successfully launch our DRM products into our international operations.

         Additional risks related to selling and operating in foreign countries include, among others:

o        legal uncertainty regarding liability;
o        language barriers in business discussions;
o cultural differences in the negotiation of contracts and conflict resolution;
o        time zone differences;
o        reduced protection for intellectual property rights in some countries;
o        differing labor regulations;
o        tariffs, trade barriers and other regulatory barriers;
o        problems in collecting accounts receivable;
o        political and economic instability;
o        changes in diplomatic and trade relationships;
o        seasonal reductions in business activity;
o        potentially adverse tax consequences;
o        complexity and unexpected changes in local laws and regulations;
o        greater difficulty in staffing and managing foreign operations; and
o        increased financial accounting and reporting burdens and complexities.

We are subject to conditions attached to governmental grants we have received in Israel.

     Prior to being acquired by us in December 2001, eMation received grants in Israel from the Office of the Chief Scientist of Israel's Ministry of Industry and Trade, or OCS, in the aggregate amount of $1.8 million to fund the development of our Axeda Supervisor product. We have paid royalties to the OCS in the aggregate amount of $1.4 million. As of June 30, 2003, $0.3 million of the remaining potential $0.4 million of principal liability is accrued in other current liabilities. We are obligated to pay royalties of 3.0% to 3.5% of revenues derived from sales of products funded through grants received from the OCS. The terms of the OCS grants require that we manufacture our products that are developed with such grants in Israel. In addition, we may not transfer the technology developed pursuant to the terms of these grants to third parties without the prior approval of a governmental committee.

     Additionally, prior to being acquired by us in December 2001, eMation received grants from the Israeli Government through the Fund for the Encouragement of Marketing Activities, or Marketing Fund, in the aggregate amount of $1.2 million and royalties in the aggregate amount of $0.6 million have been repaid. As of June 30, 2003, $0.3 million of the remaining potential $0.6 million of principal liability is accrued in other current liabilities. We are obligated to pay royalties of 4.0% of revenues derived from sales of products that result from grants received through the Marketing Fund.

Because of their significant stock ownership, our officers and directors can exert significant influence over our future direction.

     As of June 30, 2003, our executive officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 4.1 million shares, or approximately 15% of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, the approval of mergers or other business combination transactions or a sale of all or substantially all of our assets.

We may not be able to compete effectively in the Internet-related products and services market.

     Our DRM solutions communicate through public and private networks over the Internet. The success of our products may depend, in part, on our ability to continue developing products that are compatible with the Internet. We cannot predict with any assurance whether the demand for Internet-related products and services will increase or decrease in the future.

     Critical issues concerning the commercial use of the Internet, including security, privacy, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of our products. If these critical issues are not favorably resolved, our business, financial condition or results of operations could be adversely affected.

Our business is subject to changes in financial accounting standards, which may affect our reported revenue, or the way we conduct business.

     We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP. GAAP are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or AICPA, the Securities and Exchange Commission, or SEC, and various bodies appointed by these organizations to interpret existing rules and create new accounting policies. In particular, a task force of the Accounting Standards Executive Committee, a subgroup of the AICPA, meets on a quarterly basis to review various issues arising under the existing software revenue recognition rules, and interpretations of these rules. Additional interpretations issued by the task force may have an adverse effect on how we report revenue or on the way we conduct our business in the future.

                         Risks Relating to the Offering

We cannot assure you that our stock price will not decline.

     The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

o       quarterly variations in our operating results;
o changes in revenue or earnings estimates or publication of research reports by analysts;
o       failure to meet revenue or earnings estimates;
o       speculation in the press or investment community;
o strategic actions by us or our competitors,such as acquisitions or restructurings;
o       actions by institutional stockholders;
o       general market conditions; and
o domestic and international economic factors unrelated to our performance.

     The stock markets in general, and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at any particular price, or at all.

Shares eligible for sale in the future could negatively affect our stock price.

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of September 25, 2003, we had outstanding 32,307,271 shares of common stock, of which 16,460,472 shares are freely tradable. The remaining 15,846,799 shares of common stock outstanding are "restricted securities" as defined in Rule 144. These shares include a total of 14,513,337 shares held by our "affiliates" (as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act). These restricted securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

     As of September 25, 2003, there were an aggregate of 8,509,833 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 5,779,486 shares issuable upon exercise of options outstanding under our option plans and 2,730,347 shares of common stock issuable upon exercise of outstanding warrants. We may register additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

Certain provisions of our certificate of incorporation and by-laws make changes of control difficult even if they would be beneficial to our stockholders.

     The board of directors has the authority without any further vote or action on the part of our stockholders to issue up to 5 million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of our common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

     Our certificate of incorporation and by-laws include provisions that may have the effect of deterring an unsolicited offer to purchase our stock. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving us. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are only capable of being removed by the affirmative vote of 66 2/3% or greater of all classes of voting stock. These factors may further delay or prevent a change of control.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock or interests therein by the selling stockholders. Of the 7,438,743 shares of common stock covered by this prospectus, 2,459,050 are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. We may receive the exercise price upon exercise of the warrants, which is initially $1.71 per share, or approximately $4,204,975 in the aggregate. The warrants also have a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the warrant without paying the exercise price in cash. To the extent we receive any cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

                              SELLING STOCKHOLDERS

     On September 23, 2003, we issued 4,918,100 shares of our common stock to certain accredited investors in a private investment in public equity, or PIPE, financing. The shares were sold at a price of $1.22 per share with gross proceeds of approximately $6 million. The gross proceeds from the financing will be reduced by placement fees and legal and accounting fees of approximately $400,000.

     In connection with the PIPE financing, we also issued to the investors warrants exercisable for the purchase of up to an aggregate of 2,459,050 shares of our common stock at an initial exercise price of $1.71 per share. The number of shares issuable upon exercise of the warrants and the exercise price thereof are subject to adjustment for stock splits and similar transactions. In addition, the number of shares issuable upon exercise of the warrants and the exercise price are subject to adjustment on a weighted average basis in the event of certain dilutive financings, subject to customary exceptions. The warrants are exercisable any time beginning March 23, 2004 through September 23, 2008, provided that, subject to certain limitations, any unexercised warrants will expire upon 30 days notice if the closing bid price of a share of common stock on NASDAQ equals or exceeds $3.42 (appropriately adjusted for any stock split, recapitalization or similar event) for twenty consecutive trading days after September 23, 2005. The number of shares of common stock that may be acquired upon any exercise of any of the warrants is limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such exercising holder and its affiliates does not exceed 19.999% of the total number of issued and outstanding shares of common stock.

     We also entered into a registration rights agreement with the investors in the PIPE financing pursuant to which we are obligated to file a registration statement on Form S-3 for the resale of the shares sold in the transaction and the shares issuable upon exercise of the warrants. We agreed to use reasonable efforts to cause any registration statement filed pursuant to the registration rights agreement to become effective as soon as practicable, but in no event later than December 22, 2003. In the event that the SEC has not declared any such registration statement effective by the deadline, or if sales cannot be made because we have not updated the registration statement to comply with securities law requirements, we will be required to pay liquidated damages to each investor equal to 1.5% of the purchase price paid by such investor for each thirty-day period or pro rata for any portion thereof after the deadline that passes before effectiveness or update occurs.

     In addition, 61,593 shares of our common stock offered by this prospectus were sold to Bank Leumi Le-Israel B.M., or Bank Leumi, on September 25, 2003 upon exercise of a warrant issued to them on February 6, 2003 in connection with the termination of a loan agreement and warrant between Bank Leumi and eMation. We acquired eMation on December 7, 2001. eMation received a letter from Bank Leumi on December 5, 2001 requesting the exercise of an outstanding warrant to purchase shares of eMation, by way of a cashless exercise. According to eMation's interpretation of the warrant, Bank Leumi was not entitled to receive shares upon such cashless exercise. Bank Leumi contested eMation's interpretation of the Warrant. We entered into a settlement agreement with Bank Leumi in February 2003 to settle all claims between the parties, whereby we issued a warrant to Bank Leumi to purchase 100,000 shares of our common stock with an exercise price of $0.58533 and a one year exercise period. Bank Leumi exercised the entire warrant by way of a cashless exercise on September 25, 2003 and received 61,593 shares of common stock. We received no proceeds on the exercise of the warrant. We granted Bank Leumi "piggyback" registration rights in the warrant, obligating us to include such shares in a registration statement filed in certain events where we register any securities purchasable upon exercise of the warrant.

     We are registering the shares of our common stock offered by this prospectus on behalf of the selling stockholders named in the table below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered or interests therein. The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock as of September 25, 2003 by each selling stockholder. The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock that each selling stockholder may offer under this prospectus. The number of shares in the column "Shares Beneficially Owned After Offering" assumes that each selling stockholder sells all of its shares of our common stock offered by this prospectus. The selling stockholders may sell some, all or none of their shares of our common stock. We do not know how long the selling stockholders will hold the shares of our common stock before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares our common stock. Except as described above, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates in the past three years. The information in the table below is current only as of the date of this prospectus.

     In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. Except as otherwise indicated in the footnotes below, we believe that each of the selling stockholders named in this table has sole voting and investment power over the shares of our common stock indicated. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after September 25, 2003. Applicable percentages are based on 32,307,271 shares of our common stock outstanding on September 25, 2003.


                                                       Number of
                                                         Shares
                                                      Beneficially        Number of      Shares Beneficially
                                                         Owned            Shares         Owned After Offering
                                                        Before             Being      -------------------------
                      Name                             Offering           Offered        Number      Percentage
-------------------------------------------------  --------------    --------------   ------------   ----------
Special Situations Private Equity Fund, L.P. (1)       2,868,900         4,303,350          0            *
Special Situations Technology Fund, L.P. (1)             335,300           502,950          0            *
Special Situations Technology Fund II, L.P. (1)        1,713,900         2,570,850          0            *
Bank Leumi Le-Israel B.M.                                 61,593            61,593          0            *


* Less than 1%.

(1) MG Advisers, L.L.C., or MG, is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C., or SSTA, is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

                              PLAN OF DISTRIBUTION

     The shares of our common stock covered by this prospectus are being offered on behalf of the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of Common Stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus or interests therein. Upon the exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is initially $1.71 per share. The shares of our common stock or interests therein may be sold from time to time by the selling stockholders directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

         The sale of the shares of our common stock or interests therein may be effected in one or more of the following methods:

o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the NASDAQ National Market;
o        in the over-the-counter market;
o in transactions otherwise than on such exchanges or services in the over-the-counter market;
o through the writing of options, whether the options are listed on an option exchange or otherwise
o        through the settlement of short sales; or
o        any other legally available means.

     In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

     These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery by such broker-dealers or financial institutions of the shares of our common stock, which shares may be resold thereafter pursuant to this prospectus.

     The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of our common stock and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

     The selling stockholders and any broker-dealers who act in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders who were investors in the PIPE financing against specified liabilities, including specified liabilities under the Securities Act, and such selling stockholders agreed to indemnify us against certain liabilities, including liabilities under the Securities Act. We also agreed to maintain the effectiveness of this registration statement, subject to certain exceptions, until the earlier of 1) the date on which all shares covered by the registration statement of which this Prospectus is a part have been sold or otherwise disposed of pursuant to this prospectus or 2) the date on which the shares may be resold by the selling stockholders and their affiliates without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect. The selling stockholders may sell all, some or none of the shares offered by this prospectus or interests therein.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by O'Melveny & Myers LLP, Menlo Park, California.

                                     EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule of Axeda Systems Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit reports covering the December 31, 2002 consolidated financial statements and the related consolidated financial statement schedule refer to a change in the method of accounting for goodwill and other intangible assets.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Axeda, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the Internet at the SEC's web site at
http://www.sec.gov. You may also read and copy any documents we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on the NASDAQ National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about Axeda and our common stock:

o        our annual report on Form 10-K for the year ended December 31, 2002;
o our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;
o our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed with the SEC on April 30, 2003; and
o our current report(s) on Form 8-K dated February 5, 2003 and September 23, 2003.

     We incorporate by reference into this registration statement any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. This means that we can disclose important business, financial and other information in this registration statement by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this registration statement, unless and until that information is updated and superseded by the information contained in this registration statement or any information later incorporated. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this registration statement.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Investor Relations, Axeda Systems Inc., 21 Oxford Road, Mansfield, MA 02048,
(508) 337-9200.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

     We are not incorporating by reference any documents that are not deemed filed with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                7,438,743 Shares

                               Axeda Systems Inc.

                                  Common Stock


                                   Prospectus





                                 October 2, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution

     The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby, other than any commissions payable by the selling stockholders. All of such fees and expenses, except for the Registration Fee, are estimated and shall be borne by the registrant:

Registration Fee--Securities and Exchange Commission           $     894
Accounting fees and expenses                                      15,000
Legal fees and expenses                                           15,000
Printing fees and expenses                                        15,000
Miscellaneous                                                      5,000
                                                                   -----
Total                                                          $  50,894
                                                                  ======


Item 15.    Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Article VII, Section 6 of the registrant's bylaws provides that the registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant's certificate of incorporation provides that its directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the registrant and its stockholders. This provision does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The registrant has entered into an indemnification agreement with each of its executive officers and directors containing provisions that may require the registrant, among other things, to indemnify its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. The registrant maintains a directors' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant.

     Under the registration rights agreement in connection with the PIPE financing, which is incorporated by reference to our Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 23, 2003, we agreed to indemnify the selling stockholders who were investors in the PIPE financing, their respective officers, directors, members, employees and agents, successors and assigns, and controlling persons against certain liabilities, including liabilities under the Securities Act, and such selling stockholders agreed to indemnify us, our directors, officers, employees, stockholders and controlling persons against certain liabilities, including liabilities under the Securities Act.

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the registrant's Amended and Restated
Certificate of Incorporation and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers, the registrant's directors' and officers' liability insurance policy and the registration rights agreement and are qualified in their entirety by reference thereto.

Item 16.    Exhibits


 Exhibit
  Number       Description
----------     ---------------------------------------------------------------------------------------------------
       2.1     Asset Acquisition Agreement dated as of January 18, 2001 among STMicroelectronics, Inc.,
               STMicroelectronics, NV and RAVISENT Technologies Inc., RAVISENT I.P., Inc. and RAVISENT Operating
               Company, Inc. (1)
       2.2     Asset Acquisition Agreement dated as of March 21, 2001 among Phoenix Technologies Ltd. and RAVISENT
               Internet Appliance Group, Ravisent I.P., Inc. and RAVISENT Operating Company, Inc. (2)
       2.3     Amended and Restated Share Purchase Agreement dated as of October 5, 2001 by and among RAVISENT
               Technologies Inc., a Delaware corporation, eMation, Ltd., a private company organized under the laws of the State of Israel and certain of the shareholders of eMation, Ltd. (3)
       4.1     Purchase Agreement, dated September 22, 2003, by and among Axeda Systems Inc. and the investors named on the signature pages thereto. (4)
       4.2     Registration Rights Agreement, dated September 23, 2003, by and among Axeda Systems Inc. and the investors named on the signature pages thereto. (4)
       4.3     Form of Common Stock Warrant. (4)
       5.1     Opinion of O'Melveny & Myers LLP *
      23.1     Consent of O'Melveny & Myers LLP (included as part of Exhibit 5.1 hereto) *
      23.2     Consent of KPMG LLP *
      24.1     Power of Attorney (included on signature page of the Registration Statement hereto)

(1) Incorporated by reference the Registrant's Current Report on Form 8-K dated March 1, 2001, as filed with the Securities and Exchange Commission on March 16, 2001.
(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 23, 2001, as filed with the Securities and Exchange Commission on April 9, 2001.
(3) Incorporated by reference to the Registrant's Definitive Proxy Statement on Form 14A dated November 9, 2001, as filed with the Securities and Exchange Commission on November 19, 2001.
(4) Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 23, 2003.
*     Filed herewith.

Item 17.    Undertakings

         The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mansfield, state of Massachusetts, on October 2, 2003.

AXEDA SYSTEMS INC.


By:             /s/    ROBERT M. RUSSELL JR.

            --------------------------------------------------
              Robert M. Russell Jr.
              Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below appoints and constitutes each of Robert M. Russell Jr. and Thomas J. Fogarty, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to the within registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                  Title                   Date
--------------------------------------- ---------------------------------------  -----------------------------------

 /s/    ROBERT M. RUSSELL JR.
--------------------------------------- Chief Executive Officer and Chairman of
                                         the Board of Directors (Principal
         Robert M. Russell Jr.           Executive Officer)                       October 2, 2003

       /s/    THOMAS J. FOGARTY
--------------------------------------- Executive Vice President and Chief
                                         Financial Officer(Principal Financial
           Thomas J. Fogarty             and Accounting Officer)                  October 2, 2003

         /s/    BRUCE J. RYAN
--------------------------------------- Director
             Bruce J. Ryan                                                        October 2, 2003

          /s/    PAUL A. VAIS
--------------------------------------- Director
                Paul A. Vais                                                       October 2, 2003

       /s/    JAMES R. MCDONALD
--------------------------------------- Director
           James R. McDonald                                                       October 2, 2003

      /s/    WALTER L. THREADGILL
--------------------------------------- Director
            Walter L. Threadgill                                                   October 2, 2003

         /s/    DALE E. CALDER
--------------------------------------- Director
            Dale E. Calder                                                         October 2, 2003

                                  EXHIBIT INDEX

 Exhibit
  Number       Description
----------     ---------------------------------------------------------------------------------------------------

       2.1     Asset Acquisition Agreement dated as of January 18, 2001 among STMicroelectronics, Inc.,
               STMicroelectronics, NV and RAVISENT Technologies Inc., RAVISENT I.P., Inc. and RAVISENT Operating
               Company, Inc. (1)
       2.2     Asset Acquisition Agreement dated as of March 21, 2001 among Phoenix Technologies Ltd. and RAVISENT
               Internet Appliance Group, Ravisent I.P., Inc. and RAVISENT Operating Company, Inc. (2)
       2.3     Amended and Restated Share Purchase Agreement dated as of October 5, 2001 by and among RAVISENT
               Technologies Inc., a Delaware corporation, eMation, Ltd., a private company organized under the laws of the State of Israel and certain of the shareholders of eMation, Ltd. (3)
       4.1     Purchase Agreement, dated September 22, 2003, by and among Axeda Systems Inc. and the investors named on the signature pages thereto. (4)
       4.2     Registration Rights Agreement, dated September 23, 2003, by and among Axeda Systems Inc. and the investors named on the signature pages thereto. (4)
       4.3     Form of Common Stock Warrant. (4)
       5.1     Opinion of O'Melveny & Myers LLP *
      23.1     Consent of O'Melveny & Myers LLP (included as part of Exhibit 5.1 hereto) *
      23.2     Consent of KPMG LLP *
      24.1     Power of Attorney (included on signature page of the Registration Statement hereto)

(1) Incorporated by reference the Registrant's Current Report on Form 8-K dated March 1, 2001, as filed with the Securities and Exchange Commission on March 16, 2001.
(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 23, 2001, as filed with the Securities and Exchange Commission on April 9, 2001.
(3) Incorporated by reference to the Registrant's Definitive Proxy Statement on Form 14A dated November 9, 2001, as filed with the Securities and Exchange Commission on November 19, 2001.
(4) Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 23, 2003.
*     Filed herewith.